Exhibit 99.1

Press Contact: Jim Hasty VP, Marketing & Sales Administration (765) 771-5487	Investor Relations: (765) 771-5310
FOR IMMEDIATE RELEASE
Wabash National Announces Key Initiatives to Enhance Cost Structure
Plans to Build New Trailer Manufacturing Plant in Kentucky; Optimize Lafayette Facilities
LAFAYETTE, Ind. — February 28, 2008 — Wabash National Corporation (NYSE: WNC) today announced several initiatives to further optimize the Company’s manufacturing cost structure. As part of this effort, the Company is planning to build a state-of-the-art production facility in Franklin, Kentucky, 45 miles north of Nashville, Tennessee. Construction of the new facility will commence as leading market indicators dictate. Additionally, the Company will begin to make improvements to its Lafayette facilities to streamline production flow and enhance manufacturing efficiency. These efforts are focused on optimizing existing production capabilities and do not involve the addition of new capacity.
Together, these initiatives are expected to:
•	Streamline production processes and improve manufacturing cost efficiencies in Lafayette;

•	Establish a strategically located, cost-leading, state-of-the-art manufacturing facility in Kentucky;

•	Gain access to an expanded labor pool to meet future workforce growth needs;

•	Provide manufacturing capabilities in closer proximity to new customers;

•	Drive margin expansion by reducing the overall average production cost per trailer;

•	Provide future opportunities to expand capacity at a lower cost point;

•	Create a more profitable business model and a strengthened competitive position; and,

•	Open manufacturing space in Lafayette for future growth initiatives.
Wabash National President and Chief Executive Officer Dick Giromini stated, “We are very pleased to announce our plans for the new Kentucky plant and improvements to our existing Lafayette facilities. These efforts significantly advance our lean manufacturing and operational excellence initiatives, improve our margin expansion potential, and strengthen our competitive position over the near and long term". Giromini continued, “While the trailer market faces current headwinds, we are taking steps today to improve our long-term cost position. Even at cyclically low production levels, these initiatives are expected to favorably impact our margins. When the demand for trailers improves, as industry experts expect over the next 12-24 months, we will be positioned to take full advantage of the benefits resulting from these initiatives.”

On February 28, 2008, the company received an incentive package from the state of Kentucky to build its state-of-the-art production facility. Current plans are to begin construction in late 2008 or early 2009, dependent on market conditions, with production ramp-up to begin following completion of construction. The 300,000-square-foot facility on 60 acres will have the capability to produce both DuraPlate® and FreightPro® dry van trailers.
“We are beginning a restructuring of our manufacturing footprint in Lafayette that will free up additional floor space allowing the company to consolidate warehouse space, update assembly line configurations, improve material handling processes, and take on new strategic growth initiatives,” stated Giromini.
The cost of the Kentucky plant will be approximately $25 million and is expected to be financed through a combination of Industrial Revenue Bonds, lease arrangements, and operating cash flow. The impact to the income statement in 2008 will be immaterial. Full time staffing levels are expected to remain unchanged at the Lafayette plant while incremental fixed costs at the Kentucky plant will be minimal as shared services from Lafayette will be utilized. The company expects to realize cost savings driven by a lower average production cost per trailer, which is expected to decrease by approximately 80-100 basis points per trailer once the changes to the Lafayette facilities are complete and the new Kentucky facility is fully operational.
“The Kentucky facility is a key building block of our long-term strategic growth plan. Our goal is to create a business and manufacturing process that is more efficient, less complex, and better suited to generate long-term shareholder value,” said Giromini.
About Wabash National
Headquartered in Lafayette, Ind., Wabash National® Corporation (NYSE: WNC) is one of the leading manufacturers of semi trailers in North America. Established in 1985, the company specializes in the design and production of dry freight vans, refrigerated vans, flatbed trailers, drop deck trailers, and intermodal equipment. Its innovative core products are sold under the DuraPlate®, ArcticLite®, and Eagle® brand names. The company operates two wholly owned subsidiaries: Transcraft Corporation, a manufacturer of flatbed and drop deck trailers; and Wabash National Trailer Centers, a retail distributor of new and used trailers and aftermarket parts throughout the U.S.
This release contains certain forward-looking statements, as defined by the Private Securities Litigation Reform Act of 1995. These forward-looking statements are, however, subject to certain risks and uncertainties that could cause actual results to differ materially from those implied by the forward-looking statements. Without limitation, these risks and uncertainties include increased competition, reliance on certain customers and corporate partnerships, shortages of raw materials, dependence on industry trends, access to capital, acceptance of new technology and products, cost-saving initiatives, efficiency improvements and government regulation. Readers should review and consider the disclosures made by the Company in this release, in its reports to its stockholders and in periodic reports on Forms 10-K and 10-Q.

We cannot give assurance that the expectations reflected in our forward-looking statements will prove to be correct. Our actual results could differ materially from those anticipated in these forward-looking statements. All forward looking statements attributable to us are expressly qualified in their entirety by the factors we disclose that could cause our actual results to differ materially from our expectations.